CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2025, relating to the financial statements and financial highlights of CM Advisors Fixed Income Fund, a series of CM Advisors Family of Funds, which are included in Form N-CSR for the year ended February 28, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Management and Administration” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 25, 2025